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                                  EXHIBIT 99.1

                  FOR INCLUSION IN BROOKE GROUP LTD.'S AND
                BGLS INC.'S JOINT CURRENT REPORT ON FORM 8-K
                           DATED JANUARY 31, 1997












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                                CONTACT: GEORGE SARD/ANNA CORDASCO/PAUL CAMINITI
                                         SARD VERBINNEN & CO.
                                         212/687-8080




      BROOKE GROUP DIVESTS RUSSIAN REAL ESTATE COMPANY TO FOCUS ON TOBACCO

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     MIAMI, FL, JANUARY 31, 1997 -- Brooke Group Ltd. (NYSE: BGL) today announced it has sold its Russian real estate development business, BrookeMil Ltd., to New Valley Corporation (OTC: NVYL) for $55 million, enabling Brooke to focus on its tobacco operations.

     Brooke Group received $21.5 million in cash and $33.5 million in a 9% promissory note for BrookeMil, due within one year. The transaction was approved by the independent members of the Board of Directors of Brooke Group.

     "The sale of Brooke's Russian real estate will allow us to devote full attention to revitalizing our tobacco business," said Bennett S. LeBow, Chairman, President and CEO of Brooke Group. "Ron Fulford is making good progress restructuring Liggett, our U.S. tobacco company, and we are working to expand our Russian tobacco business through Liggett-Ducat. Brooke shareholders will continue to share in the success of the Russian real estate development projects through their 42% ownership of New Valley, which also has other real estate in its portfolio."

     BrookeMil is developing a three-phase complex on 2.2 acres of land in downtown Moscow, for which it has a 98-year lease. In 1993, the first phase of the project, Ducat Place I, a 46,500 sq. ft. Class-A office building, was successfully built and leased. Tenants include Citicorp, the G-7 Group of Nations and the European Bank for Reconstruction and Development. In 1995, BrookeMil began construction of Ducat Place II, a premier 150,000 sq. ft. office building. Ducat Place II has already been pre-leased to a number of leading international companies including Motorola, Lukoil-Arco and Morgan Stanley. The third phase, Ducat Place III, is planned as a 400,000 sq. ft. mixed-use complex, with construction set to begin in 1998.

     Brooke Group is a holding company which owns Liggett Group Inc. and controlling interests in Liggett-Ducat and New Valley Corporation.

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